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                                                                       EXHIBIT 5

                                           January 20, 1995



National Medical Enterprises, Inc.
2700 Colorado Avenue
Santa Monica, CA  90404

Gentlemen:

     I am the General Counsel of National Medical Enterprises, Inc., a Nevada corporation (the "Company"), and in such capacity I have examined the Company's Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), for the registration of 500,000 shares of the Company's common stock, $.075 par value per share (the "Shares"), issuable upon the exercise of stock options which have been or will be granted under the Company's 1994 Directors Stock Option Plan (the "Plan").

     I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and officers of the Company and such other instruments as I have deemed necessary or appropriate as a basis for the opinions expressed below.

     Based on the foregoing, I am of the opinion that the Shares are duly authorized and when the Shares have been issued and delivered upon due exercise of stock options and payment of the option exercise price in accordance with the terms of the Plan, such Shares will be legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the 1933 Act, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                           Very truly yours,



                                           Scott M. Brown